AMENDMENT TO THE BY-LAWS
OF
DWS RREEF REAL ESTATE FUND II, INC.

      A new Article XIV is hereby added to the Fund's Amended and Restated Bylaws, effective
October 1, 2009, as follows:
ARTICLE XIV
CERTAIN ELECTIONS

        Section 1.    Exemption from Control Share
Acquisition Statute.    The provisions of Sections 3-
701 to 3-710 of the Maryland General Corporation
Law shall not apply to any acquisition by any person of shares of capital stock of the Corporation.
This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares.


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